EXHIBIT 99.1

NEWS RELEASE	CONTACT:	JOHN P. NELSON
FOR IMMEDIATE RELEASE		CEO AND PRESIDENT
(515) 232-6251
APRIL 12, 2019

AMES NATIONAL CORPORATION

ANNOUNCES 2019 FIRST QUARTER EARNINGS RESULTS

For the quarter ended March 31, 2019, net income for Ames National Corporation (the Company) totaled $4,237,000 or $0.46 per share, compared to $4,037,000 or $0.43 per share earned in 2018. The increase in earnings is primarily the result of improved loan interest income, offset in part by elevated deposit interest expense, higher salary and employee benefits, data processing and occupancy expenses.

As previously announced, the Company’s largest subsidiary bank, First National Bank (FNB) acquired Clarke County State Bank in Osceola, Iowa on September 14, 2018 (the “Acquisition”). The acquired assets totaled approximately $103 million. Retention of loan and deposit customers from the Acquisition has been favorable. The impact of the Acquisition on the Company’s quarterly net income was accretive.

First quarter 2019 loan interest income was $1,813,000 higher than first quarter 2018; deposit interest expense also increased $996,000. First quarter 2019 net interest income totaled $10,970,000, an increase of $784,000, or 8%, compared to the same quarter a year ago. The increase in the net interest income was primarily due to the Acquisition. The higher volume of loans and improved yields more than offset higher interest expense due to market interest rate increases. The Federal Reserve Bank increased short-term interest rates four times during 2018, with no changes in rates for 2019. The Company’s net interest margin was 3.23% for the quarter ended March 31, 2019 as compared to 3.19% for the quarter ended March 31, 2018.

A provision for loan losses of $98,000 was recognized in the first quarter of 2019 as compared to $29,000 in the first quarter of 2018. Net loan recoveries totaled $30,000 for the quarter ended March 31, 2019 compared to net loan charge offs of $27,000 for the quarter ended March 31, 2018. While the current provision for loan losses are not related to agricultural loans, the Iowa agricultural economy remains challenged as the result of the current low grain prices and tariff concerns on Iowa exports.

Noninterest income for the first quarter of 2019 totaled $1,926,000 as compared to $1,764,000 in the first quarter of 2018, an increase of 9%. The increase in noninterest income is primarily due to the Acquisition and higher wealth management income. The increase in wealth management income was primarily related to growth in the assets under management, fueled by a favorable equity market and new account relationships.

Noninterest expense for the first quarter of 2019 totaled $7,457,000 compared to $6,865,000 recorded in the first quarter of 2018, an increase of 9%, which was primarily due to the Acquisition. Salaries and benefits was the largest component of the increase in noninterest expense which also includes normal salary and employee benefit increases, offset in part by a one-time $1,000 bonus paid to full-time employees in 2018. The efficiency ratio was 57.8% for the first quarter of 2019 as compared to 57.4% in the first quarter of 2018.

Income tax expense for the first quarter of 2019 totaled $1,104,000 compared to $1,020,000 recorded in 2018. The effective tax rate was 21% and 20% for the quarter ended March 31, 2019 and 2018, respectively. The lower than expected tax rate was due primarily to tax-exempt interest income.

Balance Sheet Review:

As of March 31, 2019, total assets were $1,472,317,000, an $80.5 million increase in assets, compared to March 31, 2018. The increase is primarily due to loan growth resulting from the Acquisition, offset in part by a smaller portfolio of investments.

Securities available-for-sale as of March 31, 2019 declined to $455,554,000 from $489,091,000 as of March 31, 2018. The decrease in securities available-for-sale is primarily due to maturities of municipal bonds and payments received on mortgage backed securities.

Net loans as of March 31, 2019 increased 15%, to $886,557,000, as compared to $772,495,000 as of March 31, 2018. Impaired loans were $3,340,000 and $4,279,000 as of March 31, 2019 and 2018, respectively. The allowance for loan losses on March 31, 2019 totaled $11,812,000, or 1.31% of gross loans, compared to $11,323,000 or 1.44% of gross loans as of March 31, 2018. The decrease in the ratio of the allowance for loan losses to loans is due primarily to the Acquisition. The purchased loan portfolio is initially recorded without an allowance for loan loss, as the credit risk is reflected in the fair value of loans on the acquisition date. Loan demand appears to have softened during the first quarter of 2019.

Deposits totaled $1,252,514,000 on March 31, 2019, compared to $1,170,424,000 recorded at March 31, 2018. The increase in deposits is primarily due to the Acquisition.

The largest source of funding for the Company besides deposits is securities sold under agreements to repurchase which totaled $32,397,000 as of March 31, 2019 as compared to $36,534,000 recorded as of March 31, 2018.

The Company’s stockholders’ equity represented 12.1% of total assets as of March 31, 2019 with all of the Company’s five affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $177,777,000 as of March 31, 2019, compared to $166,546,000 as of March 31, 2018. The increase in stockholders’ equity was primarily the result of the retention of net income in excess of dividends and an increase in the market value of the Company’s investment portfolio.

Shareholder Information:

Return on average assets was 1.17% and 1.19% for the quarters ended March 31, 2019 and 2018, respectively. Return on average equity was 9.73% for the quarter ended March 31, 2019, compared to 9.55% for the quarter ended March 31, 2018.

The Company’s stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $27.41 on March 31, 2019. During the first quarter of 2019, the price ranged from $24.47 to $29.46.

On February 13, 2019, the Company declared a quarterly cash dividend on common stock, payable on May 15, 2019 to stockholders of record as of May 1, 2019, equal to $0.24 per share, a 4.3% increase in the regular dividend from the previous quarter.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; and United Bank & Trust, Marshalltown.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  economic conditions, particularly in the concentrated geographic area in which the Company and its affiliate banks operate; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

March 31, 2019 and 2018

(unaudited)

	2019	2018
ASSETS
Cash and due from banks	$24,133,336	$22,484,501
Interest bearing deposits in financial institutions	58,738,001	68,832,839
Securities available-for-sale	455,553,634	489,091,103
Federal Home Loan Bank (FHLB) Federal Reserve Bank (FRB) stock, at cost	2,661,600	2,557,400
Loans receivable, net	886,556,795	772,494,978
Loans held for sale	256,500	148,906
Bank premises and equipment, net	15,698,236	15,348,582
Accrued income receivable	9,101,698	7,730,256
Other real estate owned	564,667	385,509
Bank -owned life insurance	2,789,711	-
Deferred income taxes	2,355,018	3,849,437
Other intangible assets, net	2,514,220	1,018,887
Goodwill	9,744,472	6,732,216
Other assets	1,649,475	1,104,703

Total assets	$1,472,317,363	$1,391,779,317

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits
Demand, noninterest bearing	$221,211,912	$217,191,985
NOW accounts	386,717,224	357,058,832
Savings and money market	424,084,571	401,030,635
Time, $250,000 and over	49,058,130	38,904,107
Other time	171,442,325	156,237,985
Total deposits	1,252,514,162	1,170,423,544

Securities sold under agreements to repurchase	32,396,757	36,534,018
Federal Home Loan Bank (FHLB) advances and other borrowings	2,000,000	9,000,000
Dividends payable	2,218,277	4,469,238
Accrued expenses and other liabilities	5,411,409	4,806,299
Total liabilities	1,294,540,605	1,225,233,099

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 9,242,822 and 9,310,913 shares as of March 31, 2019 and 2018, respectively	18,485,644	18,621,826
Additional paid-in capital	19,269,247	20,878,728
Retained earnings	139,918,120	131,335,175
Accumulated other comprehensive income (loss)	103,747	(4,289,511)
Total stockholders' equity	177,776,758	166,546,218

Total liabilities and stockholders' equity	$1,472,317,363	$1,391,779,317

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

(unaudited)

	Three Months Ended
	March 31,
	2019	2018
Interest and dividend income:
Loans	$10,701,429	$8,888,855
Securities
Taxable	1,488,852	1,529,122
Tax-exempt	1,100,574	1,186,346
Other interest and dividend income	237,568	193,035

Total interest and dividend income	13,528,423	11,797,358

Interest expense:
Deposits	2,358,832	1,362,481
Other borrowed funds	199,214	248,390

Total interest expense	2,558,046	1,610,871

Net interest income	10,970,377	10,186,487

Provision for loan losses	98,094	29,000

Net interest income after provision for loan losses	10,872,283	10,157,487

Noninterest income:
Wealth management income	784,614	751,000
Service fees	370,296	338,242
Gain on sale of loans held for sale	172,726	177,200
Merchant and card fees	361,141	309,659
Other noninterest income	236,931	187,901

Total noninterest income	1,925,708	1,764,002

Noninterest expense:
Salaries and employee benefits	4,715,828	4,568,045
Data processing	891,381	781,032
Occupancy expenses, net	599,005	494,946
FDIC insurance assessments	100,229	105,995
Professional fees	388,846	345,407
Business development	268,597	254,548
Intangible asset amortization	163,664	87,535
Other operating expenses, net	329,206	227,629

Total noninterest expense	7,456,756	6,865,137

Income before income taxes	5,341,235	5,056,352

Income tax expense	1,103,800	1,019,600

Net income	$4,237,435	$4,036,752

Basic and diluted earnings per share	$0.46	$0.43

Declared dividends per share	$0.24	$0.48